EXHIBIT 2

Media release

23 July 2003

Clarification on Abbott Laboratories US SEC Filing

Yesterday, the US-based Abbott Laboratories (Abbott) made a US Securities and Exchange Commission (US SEC) filing regarding the conditional sale of their 6.7% shareholding in NaPro BioTherapeutics, Inc (NaPro) to Faulding Pharmaceutical Co. (Faulding), an affiliate of Mayne Group Limited.

This agreement with Abbott is contingent upon Mayne entering into an agreement to acquire NaPro’s worldwide paclitaxel business. In April 2003, NaPro disclosed that it was beginning a formal process to sell its worldwide paclitaxel business and Mayne is still engaged in this process.

As the negotiations with NaPro are continuing Mayne believes it is inappropriate to further comment on the transactions.

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